                                                                   Exhibit 11

                                   ENGINEERED SUPPORT SYSTEMS, INC.
                            STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                (in thousands, except per share amounts)

                                                     Three Months Ended             Six Months Ended
                                                          April 30                      April 30
                                                    ---------------------        ---------------------
                                                     2004          2003           2004          2003
                                                     ----          ----           ----          ----
NET INCOME:
   Continuing operations                            $18,323       $ 8,479        $34,066       $16,920
   Discontinued operations                                            157                          294
                                                    -------       -------        -------       -------
          Total                                     $18,323       $ 8,636        $34,066       $17,214
                                                    =======       =======        =======       =======

BASIC EARNINGS PER SHARE:
   Average basic shares outstanding                  25,922        24,117         25,489        23,993
                                                    =======       =======        =======       =======

   Continuing operations                            $  0.71       $  0.35        $  1.34       $  0.71
   Discontinued operations                                           0.01                         0.01
                                                    -------       -------        -------       -------
          Total                                     $  0.71       $  0.36        $  1.34       $  0.72
                                                    =======       =======        =======       =======

DILUTED EARNINGS PER SHARE:
   Average basic shares outstanding                  25,922        24,117         25,489        23,993
   Net effect of dilutive stock options (1)           1,936         1,398          2,215         1,396
                                                    -------       -------        -------       -------
          Total                                      27,858        25,515         27,704        25,389
                                                    =======       =======        =======       =======

   Continuing operations                            $  0.66       $  0.33        $  1.23       $  0.67
   Discontinued operations                                           0.01                         0.01
                                                    -------       -------        -------       -------
          Total                                     $  0.66       $  0.34        $  1.23       $  0.68
                                                    =======       =======        =======       =======

(1) Based on the treasury stock method.
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